UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT 1934

VITAXEL GROUP LIMITED.
(Exact name of registrant as specified in its charter)

Nevada	30-0803939
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Wisma Ho Wah Genting, No. 35 Jalan Maharajalela 50150 Kuala Lumpur, Malaysia
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.000001 per share
(Title of class)

Item 1.   Description of Registrant’s Securities to be Registered.

Vitaxel Group Limited, a Nevada corporation (the “Company”, “Registrant” or “we”), is registering its common stock, par value $0.000001 per share, on this Registration Statement on Form 8-A, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Authorized Capital Stock

Our authorized capital stock consists of 7,000,000,000 shares of common stock, par value $0.000001 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.000001 per share (“Preferred Stock”).

Equity Securities Issued and Outstanding

As of the date of this registration statement, there were issued and outstanding:

•	5,098,725,000 shares of our Common Stock;
•	No shares of our Preferred Stock;
•	No stock options, warrants or other securities exercisable for or convertible into shares of our Common stock.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by the holders of all outstanding shares of our Common Stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The holders of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors (our “Board”) from funds available. Upon liquidation, dissolution or winding up of our Company, the holders of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders, subject to the rights of holders of our Preferred Stock, if any.

Preferred Stock

Shares of our Preferred Stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred Stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock designation.

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We are authorized to issue 100,000,000 shares of Preferred Stock. As of the date hereof, we have not issued any shares of our Preferred Stock.

Equity Incentive Plan

Our Board and stockholders owning a majority of our outstanding shares adopted the 2016 Equity Incentive Plan (the “2016 Plan”) on January 18, 2016. If an incentive award granted under the 2016 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2016 Plan.

Shares issued under the 2016 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2016 Plan. In addition, the number of shares of Common Stock subject to the 2016 Plan and the number of shares and terms of any incentive award are expected to be adjusted in the event of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the compensation committee of our Board, or our Board in the absence of such a committee, will administer the 2016 Plan. Subject to the terms of the 2016 Plan, the compensation committee would have complete authority and discretion to determine the terms of awards under the 2016 Plan.

Eligible Recipients

Any officer or other employee of our Company or our affiliates, or an individual that we or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to us or our affiliates, including a non-employee director of our Board, is eligible to receive awards under the 2016 Plan.

Grants

The 2016 Plan authorizes the grant to eligible recipients of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and stock appreciation rights, as described below:

•	Options granted under the 2016 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of Common Stock covered by an option cannot be less than the fair market value of the Common Stock on the date of grant unless agreed to otherwise at the time of the grant. Such awards may include vesting requirements.
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•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.
•	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.
•	Stock awards are permissible. The compensation committee will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions.
•	Stock appreciation rights or SARs, entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.

As of the date hereof, no awards have been granted.

Duration, Amendment, and Termination

Our Board may amend, suspend or terminate the 2016 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2016 Plan terminates ten years after it is adopted.

Transfer Agent

The transfer agent for our Common Stock is Globex Transfer, LLC. The transfer agent’s address is 780 Deltona Blvd., Suite 202, Deltona, FL 32725, and its telephone number is (813) 344-4490.

Item 2. Exhibits

The following exhibits are filed with this registration statement:

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Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of January 18, 2016, by and among the Registrant, Vitaxel SDN BHD (“Vitaxel”), the Shareholders of Vitaxel, Vitaxel Online Mall SDN BHD (“Vionmall”) and the Shareholders of Vionmall (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

3.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on January 5, 2015)

3.2	Amended and Restated Articles of Incorporation of the Registrant as filed with the Nevada Secretary of State on January 8, 2016 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 11, 2016)

3.4	By-Laws of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on January 5, 2015)

10.1 10.1	Split-Off Agreement, dated as of January 18, 2016, by and among the Registrant, Albero Enterprise Corp, and Andriy Berezhnyy (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.210.2	General Release Agreement, dated as of January 18, 2016, by and among the Registrant, Albero Enterprise Corp, and Andriy Berezhnyy (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.310.3†	Registrant’s 2016 Equity Incentive Plan incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016

10.410.4†	Letter of Transfer, dated April 1, 2014 and Employment Agreement, dated April 1, 2014 between Vitaxel and Lim Wee Kiat (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.510.5†	Consulting Agreement, dated November 1, 2015, between Vitaxel and Leong Yee Ming (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.610.6†	Letter of Appointment, dated March 24, 2015, between Vitaxel and Lee Wei Boon (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.710.7†	Letter of Appointment, dated December 1, 2014, between Vitaxel and Yee Hing Yip (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.810.8†	Letter of Appointment, dated February 6, 2015, between Vitaxel and Lim Boon Seng (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.910.9†	Letter of Appointment, dated October 28, 2015, between Vionmall and Wong Chien Nan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

10.110.10†	Travel Agency Services Contract dated November 1, 2015 between Vitaxel SDN BHD and Ho Wah Genting Holiday SDN BHD (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 22, 2016)

16.116.1	Letter from Li and Company PC dated November 23, 2015 to the Securities and Exchange Commission (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 23, 2015)
†	Management contract or compensatory plan or arrangement
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAXEL GROUP LIMITED

Dated: August 26, 2016	By: Lee Wei Boon
Name: Lee Wei Boon
Title: Chief Financial Officer